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                                                                    Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
LNB Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 (No. 333-53210) of LNB Bancorp, Inc. of our report dated June 24, 2005, relating to the statement of assets available for plan benefits of The Lorain National Bank 401(k) Plan as of December 31, 2004 and the related statement of changes in assets available for plan benefits for the year ended December 31, 2004, which report appears in the December 31, 2005 Annual Report on Form 11-K of The Lorain National Bank 401(k) Plan.


/s/ KPMG, LLP

Cleveland, Ohio
July 10, 2006